As filed with the Securities and Exchange Commission on October 31, 2001
                                                 Registration No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        ---------------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ---------------------------------

                                KIRBY CORPORATION
             (Exact name of registrant as specified in its charter)

                  Nevada                                      74-1884980
         (State or other jurisdiction of                  (I.R.S. Employer
         incorporation or organization)                  Identification No.)

                           55 Waugh Drive, Suite 1000
                              Houston, Texas 77007
          (Address of principal executive offices, including zip code)

                        ---------------------------------

              2001 EMPLOYEE STOCK OPTION PLAN FOR KIRBY CORPORATION
              2000 NONEMPLOYEE DIRECTOR PLAN FOR KIRBY CORPORATION
                            (Full title of the plans)
                       ----------------------------------

 J. H. Pyne                                Copy to: Thomas G. Adler, Esq.
 President and Chief Executive Officer              Jenkens & Gilchrist,
 KIRBY CORPORATION                                  A Professional Corporation
 55 Waugh Drive, Suite 1000                         1445 Ross Avenue, Suite 3200
 Houston, Texas 77007                               Dallas, Texas 75202
 (Name and address of agent for service)

 (713) 435-1000
 (Telephone number, including area code, of agent for service)

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


                                             CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                                                            Proposed maximum
                                                      Proposed maximum          aggregate              Amount of
    Title of each class of          Amount to          offering price        offering price         registration fee
 securities to be registered    be registered (1)   per share (2)(3)(4)         (2)(3)(4)                (3)(4)
------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.10
per share                           1,300,000             $26.37             $30,395,280.00             $7,598.82
------------------------------------------------------------------------------------------------------------------------

(1) Consists of 1,000,000 shares of common stock, par value $.10 per share (the "Common Stock") reserved for issuance to employees of Kirby Corporation (the "Corporation") pursuant to the 2001 Employee Stock Option Plan for Kirby Corporation (the "2001 Employee Plan") and 300,000 shares of Common Stock reserved for issuance to directors of the Corporation pursuant to the 2000 Nonemployee Director Stock Option Plan for Kirby Corporation (the "Nonemployee Director Plan," and together with the 2001 Employee Plan, the "Plans"). In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable pursuant to the exercise of options and/or awards granted or to be granted under the Plans to prevent dilution that may result from any future stock splits, stock dividends or similar transactions affecting the Common Stock.
(2)  Estimated solely for the purpose of computing the registration fee.
(3) Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of common stock offered hereunder pursuant to the Plans is based upon 942,000 shares of Common Stock reserved for issuance under the Plans at a price of $26.37, which is the average of the highest and lowest price per share of Common Stock on the New York Stock Exchange on October 30, 2001; and (ii) 258,000 shares of Common Stock reserved for issuance and subject to stock options already granted under the 2001 Employee Plan at an exercise price of $21.53 per share.
(4) An aggregate of 100,000 shares of the shares being registered under the Nonemployee Director Plan are shares which were previously registered under the 2000 Director Stock Option Plan for Kirby Corporation (the "Predecessor Plan") on the Registration Statement on Form S-8 (Registration No. 333-42794). The Corporation has filed a post-effective amendment to deregister those shares, and accordingly, the associated registration fee previously paid on these shares under the prior registration statement is hereby also carried forward to cover that portion of the registration fee under this Registration Statement that corresponds to the shares which were previously available for grant under the Predecessor Plan. Accordingly, the registration fee under this registration statement is calculated with respect to 1,200,000 shares.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.       Plan Information*
              ----------------

Item 2.       Registrant Information and Employee Plan Annual Information*
              -----------------------------------------------------------



                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference
              ---------------------------------------

         The Corporation hereby incorporates by reference in this registration statement the following documents previously filed by the Corporation with the Securities and Exchange Commission (the "Commission"):

          (1) the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

          (2) the Corporation's Annual Report on Form 11-K for the fiscal year ended December 31, 2000;

          (3) the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

          (4) the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and

          (5) the description of the Common Stock, par value $0.10 per share, of the Corporation (the "Common Stock") set forth in the Registration Statement on Form 8-B, dated October 14, 1976, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until

-----------------------
*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Certain matters with respect to the validity of the Common Stock to be offered hereby will be passed on for the Corporation by Jenkens & Gilchrist, a Professional Corporation. Thomas G. Adler, the Secretary of the Corporation, is a shareholder of Jenkens & Gilchrist, a Professional Corporation.

Item 6.    Indemnification of Directors and Officers
           -----------------------------------------

          (a) The Restated Articles of Incorporation of the Corporation provide for indemnification as follows:

                  "TWELFTH: 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                           2. The Corporation shall indemnify any person who was
                  or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                           3. To the extent that a director, officer, employee
                  or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2 of this Article Twelfth, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

                           4. Any indemnification under section 1 and 2 of this
                  Article Twelfth, unless ordered by a court or advanced pursuant to section 5 of this Article Twelfth, must be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                         (a) By the stockholders;

                         (b) By the board of directors by majority vote of a
                    quorum consisting of directors who were not parties to the act, suit or proceeding;

                         (c) If a majority vote of a quorum consisting of
                    directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                         (d) If a quorum consisting of directors who were not
                    parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                           5. The expenses of officers and directors incurred in
                  defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. The provisions of this section 5 of this Article Twelfth do no affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                           6. The indemnification and advancement of expenses
                  provided by this Article Twelfth:

                                    (a) Does not exclude any other rights to
                           which a person seeking indemnification or advancement of expenses may be entitled under these articles of incorporation or any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 of this Article Twelfth or for the advancement of expenses of any director or officer, if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                                    (b) Continues for a person who has ceased to
                           be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

                           7. The Corporation may purchase and maintain
                  insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

                           8. The other financial arrangements made by the
                  corporation pursuant to section 7 of this Article Twelfth may include the following:

                           (a) The creation of a trust fund.

                           (b) The establishment of a program of self-insurance.

                           (c) The securing of its obligation of indemnification
                  by granting a security interest or other lien on any assets of the Corporation.

                           (d) The establishment of a letter of credit, guaranty
                  or surety.

                  No financial arrangement made pursuant to this section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

                           9. Any insurance or other financial arrangement made
                  on behalf of a person pursuant to this Article Twelfth may he provided by the Corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the Corporation.

                           10. In the absence of fraud:

                           (a) The decision of the board of directors as to the
                  propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Article Twelfth and the choice of the person to provide the insurance or other financial arrangement shall be conclusive; and

                           (b) The insurance or other financial arrangement:

                                    (1) is not void or voidable; and

                                    (2) does not subject any director approving
                           it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement."

         (b) The Corporation's Bylaws provide that the Corporation shall indemnify each and every present and former director and officer of the Corporation, and each and every person who may have served at the Corporation's request as a director or officer of another corporation in which the Corporation owns shares of capital stock or of which the Corporation is a creditor (each of which other corporation is individually referred to herein as an "Other Enterprise"), against any and all expenses (including attorneys' fees) actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he was or is a party by reason of being or having been a director or officer of the Corporation or Other Enterprise to the fullest extent permitted by law. The rights of indemnification provided in the Bylaws are in addition to any other rights to which a person may otherwise be entitled by any other provisions of the Corporation's Restated Articles of Incorporation, statute, agreement, vote of stockholders or otherwise.

          The Corporation's Bylaws further provide that the Corporation shall indemnify officers and directors of the Corporation, as well as other persons who serve as agents and employees of the Corporation, to the extent set forth in the Corporation's Restated Articles of Incorporation.

         Additionally, the Corporation's Bylaws provide that the Corporation may purchase and maintain insurance on behalf of, and contractually agree to indemnify, any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the Bylaws.

         (c) The Corporation has entered into agreements with each Director and certain key officers, including C. Berdon Lawrence, J.H. Pyne, Norman W. Nolen, Mark R. Buese, Jack M. Sims, Connie C. Power, Howard G. Runser, G. Stephen Holcomb and Thomas G. Adler, and certain officers of subsidiaries of the Corporation, including Steven P. Valerius and Dorman L. Strahan, that provide for the indemnification of such individuals for certain liabilities incurred in such capacity.

Item 8.  Exhibits.
         --------

         (a)      Exhibits.

                  The following documents are filed as a part of this registration statement.

         Exhibit           Description of Exhibit

         4.1 Restated Articles of Incorporation of Kirby Exploration Company, Inc., as amended (incorporated by reference from Exhibit 3.1 to the Corporation's Registration Statement on Form S-3, Reg. No. 33-30832, filed with the Commission on August 30, 1989).

         4.2 Certificate of Amendment of Restated Articles of Incorporation of the Corporation (incorporated by reference from Exhibit 3.2 to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1990).

         4.3 Rights Agreement, dated as of July 18, 2000, between Kirby Corporation and Fleet National Bank, a national banking association, which includes the Form of Resolutions Establishing Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of Kirby Corporation as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated by reference from Exhibit 4.1 to the Corporation's Current Report on Form 8-K filed with the Commission on July 20, 2000).

         4.4*     2001 Employee Stock Option Plan for Kirby Corporation

         4.5*     2000 Nonemployee Director Stock Option Plan for Kirby
                  Corporation

         5.1*     Opinion of Jenkens & Gilchrist, a Professional Corporation

         23.1* Consent of Jenkens & Gilchrist, a Professional Corporation (included in their opinion filed as Exhibit 5.1)

         23.2*    Consent of KPMG LLP

         24 Power of Attorney (included with signature page of this Registration Statement)

--------------------

*        Filed herewith.

Item 9.  Undertakings.
         ------------

         A.       The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 31, 2001.

                                       KIRBY CORPORATION


                                       By:  /s/ J. H. Pyne
                                          -------------------------------------
                                          J. H. Pyne
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints J. H. Pyne and Norman W. Nolen his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



                    Signature                                       Capacity                             Date
                    ---------                                       --------                             ----

/s/ C. Berdon Lawrence                                 Chairman of the Board and  Director         October 31, 2001
--------------------------------------------           of the Company
C. Berdon Lawrence


/s/ J. H. Pyne                                         President,  Director and  Principal         October 31, 2001
--------------------------------------------           Executive Officer of the Company
J. H. Pyne


/s/ Norman W. Nolen                                    Executive      Vice      President,         October 31, 2001
--------------------------------------------           Treasurer,  Assistant Secretary and
Norman W. Nolen                                        Principal  Financial Officer of the
                                                       Company


/s/ G. Stephen Holcomb                                 Vice     President,     Controller,         October 31, 2001
--------------------------------------------           Assistant  Secretary  and Principal
G. Stephen Holcomb                                     Accounting Officer of the Company


/s/ C. Sean Day                                        Director of the Company                     October 31, 2001
--------------------------------------------
C. Sean Day


/s/ Bob G. Gower                                       Director of the Company                     October 31, 2001
--------------------------------------------
Bob G. Gower


                                                       Director of the Company                     October __, 2001
--------------------------------------------
Walter E. Johnson


/s/ William M. Lamont, Jr.                             Director of the Company                     October 31, 2001
--------------------------------------------
William M. Lamont, Jr.


/s/ George A. Peterkin, Jr.                            Director of the Company                     October 31, 2001
--------------------------------------------
George A. Peterkin, Jr.


/s/ Robert G. Stone, Jr.                               Director of the Company                     October 31, 2001
--------------------------------------------
Robert G. Stone, Jr.


/s/ Richard C. Webb                                    Director of the Company                     October 31, 2001
--------------------------------------------
Richard C. Webb


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